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                                                                       EXHIBIT 3
                                IRREVOCABLE PROXY

                              Date: April 15, 1999

         The undersigned hereby appoints MVII, LLC, a California limited liability company ("MVII"), proxy, and hereby authorizes MVII to vote all of the common shares (the "Common Shares") of DSI Toys, Inc. (the "Company") (i) standing in the name of the undersigned as of the date hereof, (ii) that may subsequently be acquired by the undersigned, and (iii) as to which the undersigned is or may be appointed as proxy and has the authority to vote, for the election of the Board of Directors of the Company as if the undersigned were personally present and voting for such directors. The undersigned further grants MVII the authority to vote all such Common Shares with respect to all other matters of the Company subject to a vote of the Company's common shareholders, however the undersigned shall retain the right to vote his or her Common Shares with respect to matters concerning (i) a dissolution of the Company, or (ii) the sale of a Controlling Interest (as hereinafter defined) of the Company. This is an irrevocable proxy coupled with an interest and is granted in furtherance of that certain Shareholders' and Voting Agreement (the "Agreement"), by and among the Company, MVII and the undersigned and the other members of the DSI Group (as defined in the Agreement), dated as of even date herewith. This irrevocable proxy shall become effective and shall have the same duration as the voting agreement found in Article I of the Agreement and shall automatically terminate if and when the Agreement is terminated for any reason. "Controlling Interest" shall mean the sale of all or substantially all of the assets of the Company which requires a vote of shareholders under applicable law, the issuance by the Company of common stock in such an amount that the rules of the exchange on which the Company's stock is listed requires shareholder approval, or a merger of the Company with another entity which requires a vote of shareholders under applicable law.


                                                     /s/ Barry B. Conrad
                                                     ---------------------------
                                                     Barry B. Conrad